Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group Nominates Ellyn L. Brown
to its Board of Directors

Carmel, Ind., March 29, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced that its board has nominated Ellyn L. Brown to stand for election as a director at CNO's annual meeting of shareholders on May 9.

Until her retirement from full-time law practice, Ms. Brown, 62, practiced corporate and securities law, most recently as principal of Brown & Associates. Ms. Brown has been a member of the board of directors of NYSE Euronext, Inc., and predecessor entities, since 2005, and also is a member of the board of NYSE Regulation, the entity that oversees New York Stock Exchange market regulation. Additionally, she is a member of the board of Walter Investment Management Corp.

Ms. Brown has served as a governor of the Financial Industry Regulatory Authority (FINRA) since 2007, and from 2007 to 2011 served as a trustee of the Financial Accounting Foundation, the parent entity of the Financial Accounting Standards Board (FASB) and its government counterpart, GASB.

Previously, Ms. Brown taught securities and business law at Villanova University and the University of Maryland, served as Maryland's Securities Commissioner, and practiced law at a private firm. She has served as a board member of several regulatory and professional organizations in the financial services arena, and a number of Maryland civic and educational institutions, including the Baltimore Symphony Orchestra. Ms. Brown holds an undergraduate degree from Vassar College, a master's degree in demography from The Johns Hopkins University, and a law degree from the University of Maryland.

CNO Financial Group Chairman Neal Schneider said, "We are extremely pleased that Ellyn will be joining our board. Her extensive financial industry, regulatory and legal background will enhance our efforts to further CNO as a leading provider of insurance products for our middle-income market of working Americans and retirees."

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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